As filed with the Securities and Exchange Commission on April 2, 2004

                           Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D. C. 20549

                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                PHOTOMEDEX, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   59-2058100
           (State or other                            (I.R.S. Employer
           jurisdiction of                             Identification
          incorporation or                                 Number)
            organization)

                               147 KEYSTONE DRIVE
                       MONTGOMERYVILLE, PENNSYLVANIA 18936
                                 (215) 619-3600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                   AMENDED AND RESTATED 2000 STOCK OPTION PLAN
        AMENDED AND RESTATED 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
          STOCK OPTIONS ISSUED TO EMPLOYEES, DIRECTORS AND CONSULTANTS
                              (Full title of plan)

                              JEFFREY F. O'DONNELL
                             CHIEF EXECUTIVE OFFICER
                                PHOTOMEDEX, INC.
                               147 KEYSTONE DRIVE
                       MONTGOMERYVILLE, PENNSYLVANIA 18936
                                 (215) 619-3600
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                   Copies to:
                            Jenkens & Gilchrist, LLP
                           Attn: Jeffrey P. Berg, Esq.
                    12100 Wilshire Boulevard, Fifteenth Floor
                          Los Angeles, California 90025
                              Phone: (310) 820-8800

                                   ----------

===================================================================================================================
                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
          Title of Each Class of                Number To Be      Proposed Maximum      Aggregate       Registration
        Securities to be Registered            Registered (1)     Offering Price(2)   Offering Price(2)     Fee
-------------------------------------------- -------------------- ------------------ ----------------- ---------------
Common Stock, par value $0.01............         4,622,000             $2.69          $12,433,180       $1,575.29
============================================ ==================== ================== ================= ===============

(1) Represents: (i) 3,350,000 shares of common stock issuable under the Amended and Restated 2000 Stock Option Plan; (ii) 1,000,000 shares of common stock issuable under the Amended and Restated 2000 Non-Employee Director Stock Option Plan; and (iii) 272,000 shares of common stock issuable under other stock option agreements with certain of our officers, directors, employees and consultants, or the selling stockholders, as compensation for employment or consulting services. Pursuant to Rule 416 under the Securities Act, the number of shares registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding shares, including a stock dividend or stock split.

(2) Estimated solely for the purpose of calculating the registration fee for the shares of common stock registered herewith pursuant to General Instruction E based on the market price of the common stock ($2.69 per share) on March 31, 2004, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act.

                               REOFFER PROSPECTUS

                                4,622,000 SHARES

                                     [LOGO]

                                PHOTOMEDEX, INC.

                                  COMMON STOCK

                                    ---------

         This reoffer prospectus, or the prospectus, relates to the public offering, which is not being underwritten, of 4,622,000 shares of our common stock, which are held by or may be issued to certain of our officers, directors, employees and consultants, or the selling stockholders, as compensation for employment or consulting services under our Amended and Restated 2000 Stock Option Plan (the "2000 Stock Option Plan"), our Amended and Restated 2000 Non-Employee Director Stock Option Plan (the "2000 Non-Employee Director Plan") and under certain other stock option agreements, some of whom may be deemed to be our "affiliates," as such term is defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.

         The prices at which such selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market System under the symbol "PHMD." On March 31, 2004, the last reported sale price for the common stock was $2.69.

         Investing in our common stock involves risks. See the sections entitled "Risk Factors" at page 5 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representations to the contrary are a criminal offense.


                  The date of this prospectus is April 2, 2004

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by PhotoMedex, Inc., a Delaware corporation and its subsidiaries (referred in this prospectus as "we," "us" or "our"), any stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                   THE COMPANY
OVERVIEW OF OUR BUSINESS
         We are a medical device company focused on facilitating the cost-effective use of technologies for doctors, hospitals, and surgery centers. Our business has four general categories, or segments, of business activity. We are engaged in the business of marketing the XTRAC(R) laser system, a 308 nanometer (nm) excimer laser for dermatology (the "XTRAC") domestically and internationally. We are also engaged in the business of marketing surgical products and surgical services using a variety of lasers over a range of specialties. The following is an overview of each area of our business.

         We are engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with Food and Drug Administration, or FDA, concurrence to market the XTRAC laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. We are also developing our technology for the treatment of other skin disorders. In January 2000, we received the first 510(k) clearance from the FDA to market an excimer laser system, our XTRAC system, for the treatment of psoriasis. We commercially launched the XTRAC system in the United States in August 2000. In March 2001, we received the first FDA clearance to market our XTRAC system for the treatment of vitiligo. In August 2001, we received the first FDA clearance to market our XTRAC system for the treatment of atopic dermatitis. In May 2002, the FDA granted clearance to market the XTRAC system for the treatment of leukoderma. In August 2003, the FDA granted 510(k) clearance for the XTRAC XL Plus, an upgraded version of the XTRAC excimer laser system. The upgrade improves the reliability and functionality of the laser. Subsequent references to the XTRAC include the XTRAC XL Plus.

         In February 2002, the Current Procedural Terminology (CPT) Editorial Board of the American Medical Association, or AMA, approved the request by the American Academy of Dermatology to issue reimbursement codes for laser therapies in the treatment of psoriasis and other inflammatory diseases, which includes laser therapy using our XTRAC system to treat such conditions. The designation for laser treatment for inflammatory skin disease (psoriasis) was broken into three distinct codes, based on the total skin surface area being treated. In December 2002, the Centers for Medicare and Medicaid Services (CMS) published the relative values and national Medicare reimbursement rates for each of the three CPT codes.

         We believe, based on our analysis set forth below, that the XTRAC system should become a preferred treatment modality for the majority of those afflicted with psoriasis. Although existing treatments provide some relief to psoriasis sufferers, they are inconvenient and may involve negative side effects. We believe that our patent-protected XTRAC system will enable more effective and convenient treatment with minimal side effects.

         Treatment of psoriasis commonly follows a step approach with topical therapy as a first-step, phototherapy as second-step, and systemic medications reserved for when all other treatments fail. The clinical body of evidence developed by PhotoMedex and others supports the use of the 308-nm excimer laser as safe and effective for localized plaque-type psoriasis resistant to other first-step therapies, such as topical creams and ointments. In addition, a recently completed economic analysis has demonstrated that the addition of excimer laser treatment results in no expected cost increase to the payer. Further, this analysis demonstrates the cost-effectiveness of the excimer laser is superior due to the increased number of expected disease-free days and remission days.

         As a part of our commercialization strategy in the United States, we are providing our XTRAC system to targeted dermatologists at no initial capital cost to them. We own the equipment and charge the dermatologists on a per-treatment basis for use of the XTRAC system. We believe that this strategy, combined with more widespread insurance reimbursement, will create attractive incentives for these dermatologists to adopt our XTRAC system and will accelerate further market penetration. We expect to receive a recurring stream of revenue from per-treatment charges to dermatologists for use of our XTRAC system. Outside of the United States, our strategy is primarily selling XTRAC systems directly to dermatologists through our distributors, but we may supplement this strategy by providing XTRAC systems to dermatologists with a usage-based revenue stream to us.

         We market lasers used in surgery in such venues as hospitals, surgi-centers and doctors offices, through our wholly-owned subsidiary, SLT. We market many of our surgical laser products using a similar business model to the marketing of our excimer laser products by charging a per-procedure fee, thereby limiting the initial outlay to the customer for capital expenditure, while ensuring continued revenue flow to us. With the addition of SLT, we now offer a wide range of laser services, including urology, gynecology, orthopedics and general surgery. We have begun to market such services under the trade name PhotoMedex Surgical Services. We also provide products that we manufacture for use in our surgical services business.

         We also engage in the development, manufacture and sale of surgical products, including proprietary Contact and free-beam Laser Systems for surgery and in the provision of surgical services on a turn-key procedural basis. We introduced Contact Laser(TM) surgery by combining proprietary Contact Laser Delivery Systems with an Nd:YAG laser unit to create a multi-specialty surgical instrument that can cut, coagulate or vaporize tissue. Our Contact Laser Delivery Systems can be used effectively with any wavelength of laser between 532nm and 1064nm, including the KTP laser (532nm), diode laser (various wavelengths) and Nd:YAG laser (1064nm). We have begun to market such products under the trade name PhotoMedex Surgical Products.

         Our proprietary Contact Laser probe and scalpel surface treatments provide the ability to alter selectively the temperature profile of tissue, replicating the clinical effect of many different types of lasers. Through our patented Contact Laser Delivery Systems, we are able to produce a wide range of temperature gradients, which address a broad range of surgical procedures within multiple specialties. Our multiple specialty capability reduces a hospital's need to purchase several lasers to meet its specialists' varied requirements. These factors, coupled with the precision, hemostasis, tactile feedback and control that our Contact Laser Delivery Systems provide, are our primary competitive strengths in surgical products.

         During 2001, we introduced the LaserPro CTH holmium laser, a versatile and compact holmium laser for lithotripsy, or fragmentation of calculi of the genito-urinary tract, as well as a broad range of other surgical applications. We also introduced a line of fiber-optic laser delivery systems to be used with the holmium laser. This laser has been used in the provision of surgical services and has also been offered for sale. In 2004, we expect to introduce our new CO2 laser system as well as our own diode laser system, which we anticipate over time will replace the Nd:YAG laser.

         Our principal executive offices are located at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Our telephone number is (215) 619-3600.

                                  RISK FACTORS

         CERTAIN STATEMENTS IN THIS PROSPECTUS ARE "FORWARD-LOOKING STATEMENTS." THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS AND OTHER STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS HEREAFTER INCLUDED IN OTHER PUBLICLY AVAILABLE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, REPORTS TO OUR STOCKHOLDERS AND OTHER PUBLICLY AVAILABLE STATEMENTS ISSUED OR RELEASED BY US INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FUTURE RESULTS ARE BASED UPON MANAGEMENT'S BEST ESTIMATES, CURRENT MARKET CONDITIONS AND THE MOST RECENT RESULTS OF OPERATIONS. WHEN USED IN THIS PROSPECTUS, THE WORDS "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "BELIEVE," "SEEK," "ESTIMATE" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. BECAUSE THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THERE ARE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS, INCLUDING OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS AND OTHER FACTORS DISCUSSED IN THE RISK FACTORS, DESCRIBED BELOW.

         OUR SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT SHOULD MAKE AN INVESTMENT IN THESE SECURITIES. IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING OUR SECURITIES.

         THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. PERSONS WHO MAY OWN OR INTEND TO PURCHASE SHARES OF COMMON STOCK IN ANY MARKET WHERE THE COMMON STOCK MAY TRADE SHOULD CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH OTHER INFORMATION CONTAINED ELSEWHERE IN OUR REPORTS, PROXY STATEMENTS AND OTHER AVAILABLE PUBLIC INFORMATION, AS FILED WITH THE COMMISSION, PRIOR TO PURCHASING SHARES OF OUR COMMON STOCK.

WE HAVE A HISTORY OF LOSSES; WE EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL BECOME OR REMAIN PROFITABLE.

         Historically, we have incurred significant losses and have had negative cash flows from our phototherapy operations. Our surgical products and services business also has generated losses in recent years. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. As of December 31, 2003, our accumulated deficit was approximately $71.3 million.

         Our future revenues and success depend significantly upon acceptance of our excimer laser systems for the treatment principally of psoriasis, but later also of vitiligo, atopic dermatitis and leukoderma. Our XTRAC system for the treatment of these conditions generates revenues, but those revenues are presently insufficient to generate positive cash flows from our operations in the two XTRAC-related business segments. Our future revenues and success also depend on the continued revenue growth of our surgical services business and revenue stability within our surgical products business. Our ability to market our products and services successfully and the expected benefits to be obtained from our products and services may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond our control.

         We expect to incur operating losses as we move into fiscal 2004 because we plan to spend substantial amounts on securing broader reimbursement for psoriasis by private healthcare plans and in expanding, in controlled fashion, our operations, both in phototherapy and in surgical services. We cannot assure you that we will market any products successfully, operate profitably in the future, or that we will not require significant additional financing in order to accomplish our business plan.

WE MAY NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, AND SUCH FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

         We have historically financed our operations through working capital provided from the private placement of equity securities. We raised approximately $6,172,500 of gross proceeds in June 2002 and $10,170,000 of gross proceeds in May 2003. We believe that our existing financial resources and any revenues from our phototherapy and surgical sales, distribution, licensing and manufacturing relationships, should be sufficient to meet our operating and capital requirements into the first quarter of 2005. The 2004 operating plan reflects anticipated revenue growth from an increase in per-treatment fees for use of the XTRAC system based on our expectation that over the course of the year more private healthcare plans will define an appropriate role for the XTRAC as a treatment modality for psoriasis and authorize reimbursement for it. However, we may have to raise substantial additional capital if:

         o changes in our research and development plans necessitate unexpected large future expenditures; or

         o operating losses continue, if anticipated approval for reimbursement by private healthcare plans or demand for our XTRAC system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma, or our surgical laser systems do not meet our current expectations; or

         o the geographic expansion of our surgical services is stymied by competition and revenue increases do not materialize; or

         o we need to maintain favorable, but costlier, momentum in the growth of our revenues.

         If we need additional financing, we cannot assure you that it will be available on favorable terms, if at all. In addition, any future issuance may result in substantial dilution to existing shareholders. If we need funds and cannot raise them on acceptable terms, we may not be able to:

         o execute our growth plan for our XTRAC system and surgical services;

         o take advantage of future opportunities, including synergistic acquisitions;

         o expand our manufacturing facilities, if necessary, based on increased demand for our XTRAC system or other surgical products which may be introduced;

         o respond to customers, competitors or violators of our proprietary and contractual rights; or

         o        remain in operation.

OUR LASER TREATMENTS OF PSORIASIS, VITILIGO, ATOPIC DERMATITIS AND LEUKODERMA, OUR SURGICAL LASER PRODUCTS, AND ANY OF OUR FUTURE PRODUCTS OR SERVICES MAY FAIL TO GAIN MARKET ACCEPTANCE, WHICH WOULD ADVERSELY AFFECT OUR COMPETITIVE POSITION.

         No independent studies with regard to the feasibility of our proposed business plan have been conducted by third parties with respect to our present and future business prospects and capital requirements. We have generated limited commercial distribution for our XTRAC system and our other products. Our surgical services may fail to gain market acceptance in new territories into which we expand, and our infrastructure to enable such expansion, though stronger than in the past, is still limited. Even if adequate financing is available and our products are ready for market, we cannot assure you that our products and services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. We cannot assure you that the marketplace will be receptive to our surgical services or our excimer laser technology over competing services and therapies or that a cure will not be found for the underlying diseases we assist in treating. Failure of our products and surgical services to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

         While we have engaged in clinical studies for our psoriasis treatment, and based on these studies, we have gained FDA clearance, appropriate CPT codes for treatment and suitable reimbursement rates from CMS for those codes, we may face yet other hurdles to market acceptance if, for example, practitioners in significant numbers wait to see longer-term studies or if it becomes necessary to conduct studies corroborating the role of the XTRAC laser as a second-line therapy for psoriasis. We have not had sufficient time to observe the long-term effectiveness or potential side effects of our treatment system for psoriasis, or for vitiligo, atopic dermatitis or leukoderma.

         In 2003, we improved the reliability and functionality of the XTRAC laser and upgraded such lasers both in the United States and overseas. These efforts should help us gain market acceptance for the XTRAC both in the United States and abroad, but do not guarantee such acceptance or that we may not encounter further problems in reliability.

OUR SUCCESS DEPENDS ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR OUR XTRAC SYSTEM, WHICH COULD RESULT IN PRICE PRESSURE OR REDUCED DEMAND.

         Our ability to market products successfully will depend in large part on the extent to which various third parties are willing to reimburse patients or providers for the costs of medical procedures utilizing our treatment products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payers are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs or other treatments are available, third-party payers may not authorize or may limit reimbursement for the use of our products, even if our products are safer or more effective than the alternatives. We have completed a study on the clinical role of the XTRAC in the treatment of psoriasis and on the costs that an insurer may expect to incur from treatments by the XTRAC in its clinical role. At this time, we cannot give assurance that the study will persuade private plans to adopt favorable reimbursement policies or to accept the XTRAC in its clinical role a second-line therapy in the treatment of psoriasis. Additionally, third party payers may require further clinical studies or changes to our pricing structure and revenue model before authorizing reimbursement.

         To date, we have received reports that approximately 79 private insurance companies, along with 24 Medicare plans throughout the country, have paid for claims submitted by patients or their doctors for treatment of psoriasis utilizing the XTRAC system. We are continuing the implementation of a roll-out strategy for the XTRAC system in the United States. The success of the roll-out depends on more plans beginning to pay claims and adopting favorable reimbursement policies. We can give no assurance that any other health insurers will begin to pay claims or that currently reimbursing insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future.

         We intend to seek coverage and reimbursement for the use of the XTRAC system to treat other inflammatory skin disorders, after additional clinical studies are completed. There can be no assurances that we will be in position to expand coverage for vitiligo or to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if we do, that any health insurers will agree to any reimbursement policy.

COST CONTAINMENT MEASURES AND ANY GENERAL HEALTHCARE REFORM COULD ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

         Cost containment measures instituted by healthcare providers and insurers and any general healthcare reform could affect our ability to receive revenue from the use of our XTRAC system or to market our surgical laser products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business. In addition, fundamental reforms in the healthcare industry in the United States and the EU continue to be considered, although we cannot predict whether or when any healthcare reform proposals will be adopted and what impact such proposals might have on demand for our products.

THE XTRAC SYSTEM WILL CONTINUE TO BE THE MOST PROMISING PRODUCT TO BE MARKETED BY THE COMPANY. IF PHYSICIANS DO NOT ADOPT THE XTRAC SYSTEM, WE WILL NOT ACHIEVE ANTICIPATED REVENUE GROWTH.

         We commercially introduced the XTRAC system in August 2000, but decelerated that introduction while we sought appropriate CPT codes and suitable rates of reimbursement from CMS. After we obtained CPT codes and reimbursement rates from CMS for the CPT codes, we began a roll-out strategy for the XTRAC system in the United States. To achieve increasing revenue, this product must also gain recognition and adoption by physicians who treat psoriasis and other skin disorders. The XTRAC system represents a significant departure from conventional psoriasis treatment methods. We believe that the recognition and adoption of the XTRAC system would be expedited if there were long-term clinical data demonstrating that the XTRAC system provides an effective and attractive alternative to conventional means of treatment for psoriasis. Currently, however, there are still only limited peer-reviewed clinical reports and short-term clinical follow-up data on the XTRAC system. Physicians are traditionally cautious in adopting new products and treatment practices, partially due to the anticipation of liability risks and partially due to uncertainty of third-party reimbursement. If physicians do not adopt the XTRAC system, we may never achieve significant revenues or profitability.

IF THE EFFECTIVENESS AND SAFETY OF OUR PRODUCTS ARE NOT SUPPORTED BY LONG-TERM DATA, OUR REVENUES COULD DECLINE.

         Our products may not be accepted if we do not produce clinical data supported by the independent efforts of clinicians. We received clearance from the FDA for the use of the XTRAC system to treat psoriasis based upon the study of a limited number of patients. Also, we have received clearance from the FDA for the use of the XTRAC system to treat vitiligo, atopic dermatitis and leukoderma based on equivalence. Safety and efficacy data presented to the FDA for the XTRAC system was based on studies on these patients. We may find that data from longer-term psoriasis patient follow-up studies may be inconsistent with those indicated by our relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the XTRAC system does not provide patients with sustained benefits or that treatment with our product is less effective or less safe than our current data suggests, our revenues could decline. Further, we may find that our data is not substantiated in studies involving more patients, in which case we may never achieve significant revenues or profitability.

ANY FAILURE IN OUR PHYSICIAN EDUCATION EFFORTS COULD SIGNIFICANTLY REDUCE PRODUCT MARKETING.

         It is important to the success of our marketing efforts to educate physicians and technicians in the techniques of using the XTRAC system. We rely on physicians to spend their time and money to attend our pre-sale educational sessions. Positive results using the XTRAC system are highly dependent upon proper physician and technician technique. If physicians and technicians use the XTRAC system improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our revenue and profitability.

         Similarly, it is important to our success that we educate and persuade hospitals, surgery centers and practitioners of the clinical and economic benefits of our surgical products and services. If we fail to educate and persuade our customers, we could suffer adversely in our revenues and our profitability.

OUR SUCCESS IS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS HELD BY US, AND OUR BUSINESS WILL BE ADVERSELY AFFECTED BY DIRECT COMPETITION IF WE ARE UNABLE TO PROTECT THESE RIGHTS.

         Our success will depend, in part, on our ability to maintain and defend our patents. However, we cannot give you assurance that the technologies and processes covered by all of our patents may not be found to be obvious or substantially similar to prior work, which could render these patents unenforceable. Without the protection of these patents, competitors may utilize our technology to commercialize their own laser systems for the treatment of skin conditions and for use in Contact Laser surgery.

         Trade secrets and other proprietary information which are not protected by patents are also critical to our business. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are and even if we are able to prove the breach or that our technology has been misappropriated under applicable state law, there may not be an adequate remedy available to us. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and even if we prevail in litigation, the party we prevail over may have scant resources available to satisfy a judgment. Also, third parties may independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to our own. Without the protection afforded by our patent, trade secret and proprietary information rights, we may face direct competition from others commercializing their products using our technology and that could have a material adverse effect on our business.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE TIME-CONSUMING AND EXPENSIVE, AND IF WE ARE NOT SUCCESSFUL, COULD CAUSE SUBSTANTIAL EXPENSES AND DISRUPT OUR BUSINESS.

         We cannot be sure that the products, services, technologies and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject in the ordinary course of our business to legal proceedings and claims from time to time relating to the intellectual property of others. Any legal action against us claiming damages or seeking to enjoin commercial activities relating to the affected products or our methods or processes could have a material adverse effect on our business by:

         o requiring us, or our collaborators, to obtain a license to continue to use, manufacture or market the affected products, methods or processes, and such a license may not be available on commercially reasonable terms, if at all;

         o preventing us from making, using or selling the subject matter claimed in patents held by others and subject us to potential liability for damages;

         o consuming a substantial portion of our managerial and financial resources; or

         o resulting in litigation or administrative proceedings that may be costly, whether we win or lose.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OUTSIDE THE UNITED STATES.

         Intellectual property law outside the United States is uncertain and in many countries is currently undergoing review and revision. The laws of some countries do not protect our intellectual property rights to the same extent as laws in the United States. The intellectual property rights we enjoy in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted. It may be necessary or useful for us to participate in proceedings to determine the validity of our, or our competitors', foreign intellectual property rights, which could result in substantial cost and divert our efforts and attention from other aspects of our business. If we are unable to defend our intellectual property rights internationally, we may face increased competition outside the United States, which could materially adversely affect our future business, operating results and financial condition.

OUR FAILURE TO OBTAIN OR MAINTAIN NECESSARY FDA CLEARANCES OR APPROVALS COULD HURT OUR ABILITY TO DISTRIBUTE AND MARKET OUR PRODUCTS IN THE UNITED STATES.

         Our products are considered medical devices and are subject to extensive regulation in the United States and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or pre-market approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process may take from four to twelve months, or longer. The pre-market application approval process is much more costly, lengthy and uncertain. It may take one to three years or even longer. Delays in obtaining regulatory clearance or approval could adversely affect our revenues and profitability.

         Although we have obtained 510(k) clearances for our XTRAC system for use in treating psoriasis, vitiligo, atopic dermatitis and leukoderma, and 510(k) clearances for our surgical products, our clearances can be revoked if post-marketing data demonstrates safety issues or lack of effectiveness. Further, more stringent regulatory requirements and/or safety and quality standards may be issued in the future with an adverse effect on our business. Although we believe that we are in compliance with all material applicable regulations of the FDA, current regulations depend heavily on administrative interpretation. Future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may vary from current interpretations and may adversely affect our business.

EVEN IF WE OBTAIN THE NECESSARY REGULATORY APPROVALS FOR OUR PHOTOTHERAPY PRODUCTS FROM FOREIGN GOVERNMENTS, MARKET ACCEPTANCE IN INTERNATIONAL MARKETS MAY DEPEND ON THIRD PARTY REIMBURSEMENT OF PARTICIPANTS' COSTS.

         As of the date of this Prospectus, we have introduced our XTRAC system through our distributors and to end users into markets in more than 20 countries in Europe, the Middle East, the Far East and Southeast Asia, and in Australia, South Africa and parts of Central and South America. We intend to expand the number of countries in these markets where we distribute our products. We cannot be certain that our distributors will be successful in marketing XTRAC systems in these or other countries or that our distributors will purchase more than their contractual obligations.

         Underlying our approvals in a number of countries are our quality systems. We are regularly audited on the compliance of our quality systems with applicable requirements, which can be extensive and complex and subject to change due to evolving interpretations and changing requirements. Adverse audit findings could negatively affect our ability to market our products.

         Even if we obtain and maintain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. Although we intend to seek international reimbursement approvals for our products, we cannot assure you that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance of our products in that market or others.

WE HAVE LIMITED MARKETING EXPERIENCE, AND OUR FAILURE TO BUILD AND MANAGE OUR MARKETING FORCE OR TO MARKET AND DISTRIBUTE OUR PRODUCTS EFFECTIVELY WILL HURT OUR REVENUES AND PROFITS.

         We have limited marketing experience. We currently rely on four direct account representatives to market our XTRAC system in the United States. We had reduced our domestic sales and marketing team, while we awaited the establishment of CPT codes applicable to treatments using the XTRAC system, and also reimbursement rates applicable to those codes. Although we now have the CPT codes and reimbursement rates set by CMS, and a number of private health care plans have, in consequence, adopted the CPT codes and established reimbursement rates for them, it is critical that these codes be recognized and approved for suitable reimbursement by more private health care plans. We must achieve these additional approvals and expand our marketing team over the next 24 months in order to achieve our market share and revenue growth goals. Since we re-launched the XTRAC system in 2003 and only recently have induced closer dialogue with private healthcare plans concerning reimbursement for psoriasis, our personnel have limited experience in marketing the product and in persuading private carriers to adopt favorable reimbursement policies for the treatment of psoriasis, and we cannot predict how successful they will be in these efforts.

         In similar fashion, we cannot predict how successful we may be in expanding our surgical services in other parts of the United States, nor can we predict the success of new surgical products that we may introduce. There are, for example, diode and CO2 lasers already in the market against which our diode and CO2 lasers must compete.

         There are significant risks involved in building and managing our marketing force and marketing our products, including our ability:

         o to hire, as needed, a sufficient number of qualified marketing people with the skills and understanding to market the XTRAC system and our surgical products and services effectively;

         o to adequately train our marketing force in the use and benefits of our products and services, making them more effective promoters; and

         o to set the prices and other terms and conditions for our surgical services and treatments using an XTRAC system in a complex legal environment so that they will be accepted as attractive and appropriate alternatives to conventional service modalities and treatments.

WE HAVE LIMITED EXPERIENCE MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES, WHICH COULD ADVERSELY IMPACT THE RATE AT WHICH WE GROW.

         We may encounter difficulties manufacturing our products for the following reasons:

         o we have limited experience manufacturing our products in commercial quantities; and

         o we will, in order to increase our manufacturing output significantly, have to attract and retain qualified employees, who are in short supply, for assembly and testing operations.

                  Although we believe that our current manufacturing facilities are adequate to support our commercial manufacturing activities for the foreseeable future, we may be required to expand our manufacturing facilities to increase capacity substantially. If we are unable to provide customers with high-quality products in a timely manner, we may not be able to achieve market acceptance for our XTRAC system or to maintain the benefits of vertical integration in the delivery of our surgical services. Our inability to manufacture or commercialize our devices successfully could have a material adverse effect on our revenue.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

         Assuming additional private carriers approve favorable reimbursement policies for psoriasis, we expect to experience growth in the number of our employees and customers and the scope of our operations. This growth may place a strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. We also expect that compliance with the requirements of governmental and quasi-governmental bodies will grow more complex and burdensome. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and other systems, to manage multiple, concurrent customer relationships, to respond to increasing compliance requirements and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of our products. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and complexity and new product introductions, a key part of our strategy may not be successful.

THE XTRAC SYSTEM AND LASER SYSTEMS WE MANUFACTURE FOR SURGERY REQUIRE SPECIFIC COMPONENT PARTS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION OR PROFITABILITY.

         Production of our XTRAC system requires specific component parts obtained from our suppliers. Production of our surgical laser systems requires some component parts that will become harder to procure, as the design of the system ages. In the event that our suppliers cannot meet our needs, we believe that we could find alternative suppliers. However, a change in suppliers or any significant delay in our ability to have access to such resources would have a material adverse effect on our delivery schedules, business, operating results and financial condition.

OUR FAILURE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY AND ITS APPLICATIONS AND INTENSE COMPETITION IN THE MEDICAL DEVICES INDUSTRY OR THE DEVELOPMENT OF A CURE FOR SKIN CONDITIONS TREATED BY OUR PRODUCTS COULD MAKE OUR TREATMENT SYSTEM OBSOLETE.

         The medical devices industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require
- but cannot secure - rights to essential third-party intellectual property. We compete against numerous companies offering alternative treatment systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development and new treatment methods. Our financial condition and operating results could be adversely affected if our medical device products fail to compete favorably with these technological developments, or if we fail to be responsive on a timely and effective basis to competitors' new devices, applications, treatments or price strategies. The development of a cure for psoriasis, vitiligo, atopic dermatitis or leukoderma would eliminate the need for our XTRAC system for these diseases and would require us to focus on other uses of our technology, which would have a material adverse effect on our business.

OUR PRODUCTS MAY BE FOUND DEFECTIVE OR PHYSICIANS AND TECHNICIANS MAY MISUSE OUR PRODUCTS AND DAMAGES MAY EXCEED OUR INSURANCE COVERAGE.

         One or more of our products may be found to be defective after they have been shipped in volume, and require product replacement. Product returns and the potential need to remedy defects or provide replacement products or parts could result in substantial costs and have a material adverse effect on our business and results of operations. The clinical testing, manufacturing, marketing and use of our products and procedures may also expose us to product liability claims. In addition, the fact that we train technicians whom we do not supervise in the use of our XTRAC system and the fact that we train and provide our technicians as part of our surgical services business may expose us to third party claims if such training is found to have been inadequate or if a technician errs in the application of the training. We presently maintain liability insurance with coverage limits of at least $5,000,000 per occurrence. We cannot assure you that the coverage limits of our insurance policies are adequate or that one or more successful claims brought against us would not have a material adverse effect upon our business, financial condition and results of operations.

IF WE USE HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, OUR BUSINESS AND OPERATIONS MAY SUFFER.

         Our XTRAC system utilizes a xenon chloride gas mixture under high pressure, which is extremely corrosive. While methods for proper disposal and handling of this gas are well-known, we cannot completely eliminate the risk of accidental contamination, which could cause:

         o        an interruption of our research and development efforts;

         o injury to our employees, physicians, technicians or patients which could result in the payment of damages; or

         o liabilities under federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.

         From time to time, customers return to us surgical products that appear not to have performed to specification. Such products must be decontaminated before being returned to us. If they are not, our employees may be exposed to dangerous diseases.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES.

         We believe that our growth and future success will depend in large part upon the skills of our management and technical team. The competition for qualified personnel in the laser industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. We do not have key-person life insurance on any of our employees.

         Our success depends in part upon the continued service and performance of:

         o        Jeffrey F. O'Donnell, President and Chief Executive Officer;

         o        Dennis M. McGrath, Chief Financial Officer; and

         o        Michael R. Stewart, Executive Vice President of Corporate
                  Operations

         Although we have employment agreements with Mr. O'Donnell, Mr. McGrath and Mr. Stewart, the loss of the services of one or more of our executive officers could impair our ability to develop and introduce our new products.

DELAWARE LAW HAS ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT ACTUAL AND POTENTIAL CHANGES IN CONTROL, EVEN IF THEY WOULD BENEFIT STOCKHOLDERS.

         We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an "interested stockholder" within three years of the stockholder becoming an interested stockholder, except in limited circumstances. These anti-takeover provisions could delay or prevent actual and potential changes in control, even if they would benefit our stockholders.

THE EXERCISE OF OUTSTANDING WARRANTS COULD RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

         We have outstanding warrants to purchase up to 1,187,679 shares of common stock at an exercise price of $1.16 per share that are currently set to expire by September 2004. The exercise of some or all of these warrants may result in dilution to our existing stockholders.

POTENTIAL FLUCTUATIONS IN OUR OPERATING RESULTS COULD LEAD TO FLUCTUATIONS IN THE MARKET PRICE FOR OUR COMMON STOCK.

         Our results of operations are expected to fluctuate significantly from quarter to quarter, depending upon numerous factors, including:

         o        healthcare reform and reimbursement policies;

         o        demand for our products;

         o        changes in our pricing policies or those of our competitors;

         o        increases in our manufacturing costs;

         o the number, timing and significance of product enhancements and new product announcements by ourselves and our competitors;

         o our ability to develop, introduce and market new and enhanced versions of our products on a timely basis considering, among other things, delays associated with the FDA and other regulatory approval processes and the timing and results of future clinical trials; and

         o product quality problems, personnel changes, and changes in our business strategy.

         Our quarter-to-quarter operating results could also be affected by the timing and usage of individual laser units in the treatment of patients, since our revenue model for the excimer laser system for the treatment of psoriasis patients and for our surgical services is based on a payment per usage plan.

OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE.

         The market price for our common stock could fluctuate due to various factors. These factors include:

         o announcements related to our efforts to secure favorable reimbursement policies from private carriers concerning the treatment of psoriasis with the XTRAC;

         o        acquisition-related announcements;

         o announcements by us or our competitors of new contracts, technological innovations or new products;

         o        changes in government regulations;

         o        fluctuations in our quarterly and annual operating results;
                  and

         o        general market conditions.

         In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK MAY BE LIMITED.

         We do not expect to pay any cash dividends in the foreseeable future. We intend to retain earnings, if any, to provide funds for the expansion of our business.

LIMITATIONS ON DIRECTOR LIABILITY MAY DISCOURAGE STOCKHOLDERS FROM BRINGING SUIT AGAINST A DIRECTOR.

         Our certificate of incorporation provides, as permitted by governing Delaware law, that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-8 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock offered hereby, together with any amendments, exhibits and schedules. This prospectus does not contain all of the information contained in the registration statement on Form S-8, certain portions of which we have omitted as permitted by the rules and regulations of the Commission. For further information concerning us and the shares offered hereby, please refer to the registration statement on Form S-8. You may inspect the registration statement without charge at the Commission's principal office in Washington, D.C., and you may obtain copies of all or any part of the registration statement from the Public Reference Room of the Commission, Washington, D.C., 20549, upon payment of prescribed fees.

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may inspect and copy these materials at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room. You can also find our Commission filings at the Commission's website at www.sec.gov. You may also inspect reports and other information concerning us at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus, but before the end of this offering, will be deemed to be incorporated by reference.

         The Commission allows us to incorporate by reference information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below, which we have previously filed with the Commission. These documents contain important information about us, our business and our finances:

         o Annual Report on Form 10-K for the year ended December 31, 2003.

         o The description of our common stock contained in our registration statements filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

         If you request, either orally or in writing, we will provide to you a copy of any or all documents which are incorporated by reference. We will provide these documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to: PhotoMedex, Inc., Attn:
Davis Woodward, Corporate Counsel, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              PLAN OF DISTRIBUTION

         We are registering all 4,622,000 shares on behalf of certain selling stockholders. We originally issued:

         o 3,350,000 shares reserved for issuance in connection with our 2000 Stock Option Plan (61,458 of which have previously been exercised);

         o 1,000,000 shares reserved for issuance in connection with our 2000 Non-Employee Director Plan (none of which have previously been exercised); and

         o 272,000 shares underlying certain options issued in the name of certain of the selling stockholders and under certain other stock option agreements (none of which have previously been exercised);

         We will receive no proceeds from this offering. However, we may receive proceeds if any stock options are exercised. The net proceeds, if any, from such transactions have been and will be used for working capital and general corporate purposes.

         As used herein, the term "selling stockholders" includes the selling stockholders named in the table below or their pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may sell shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         o an exchange distribution in accordance with the rules of such exchange,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         o        in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 promulgated under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the sale of shares by selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s),

         o        the number of shares involved,

         o        the price at which such shares were sold,

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         o        other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers, against certain liabilities in connection with the offer of the shares, including certain liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding certain of the selling stockholders, some of whom may be deemed to be our "affiliates," as such term is defined in Rule 405 of the Securities Act, and the number of shares, which have been issued to the selling stockholders or which may be issued upon exercise of the related options, and registered on behalf of each of the selling stockholders. All of the selling stockholders are eligible to be issued shares under either or both of the 2000 Stock Option Plan, the 2000 Non-Employee Director Plan and under certain other stock option agreements. Except as set forth below in the table and related footnotes, (i) no shares or options have been granted under either such plan as of the date of this reoffer prospectus to any of the selling stockholders, and (ii) none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. We may file supplements or amendments to this reoffer prospectus, from time to time, to reflect the amount of securities which may be reoffered, from time to time, by the selling stockholders named below or such other persons who may be named as selling stockholders pursuant to a reoffer prospectus, in connection with a post-effective amendment to the Registration Statement, of which this reoffer prospectus forms a part. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                              NO. OF SHARES                         NO. OF SHARES
                              BENEFICIALLY      NO. OF SHARES       BENEFICIALLY
   NAME AND ADDRESS OF        OWNED BEFORE      TO BE OFFERED       OWNED AFTER                  PERCENT (1)
   BENEFICIAL OWNER (1)        OFFERING (1)       FOR RESALE        OFFERING (2)     BEFORE OFFERING  AFTER OFFERING (2)
   -----------------           ---------          ----------        ---------        ---------------  ----------------
Richard J. DePiano (3)         130,550 (3)        125,000 (3)        31,800 (3)              *                 *
Jeffrey F. O'Donnell (4)       743,146 (4)        525,000 (4)       527,000 (4)            1.91               1.34
Dennis M. McGrath (5)          557,333 (5)        470,000 (5)       354,000 (5)            1.44                *
Michael R. Stewart (6)          99,878 (6)        300,000 (6)        1,440 (6)               *                 *
Alan R. Novak (7)              132,351 (7)        110,000 (7)        48,601 (7)              *                 *
John J. McAtee, Jr. (8)        448,750 (8)        110,000 (8)       365,000 (8)            1.17                *
Samuel E. Navarro (9)          201,666 (9)        110,000 (9)       117,916 (9)              *                 *
Warwick Alex Charlton (10)     273,750 (10)      110,000 (10)       190,000 (10)             *                 *
Anthony J. Dimun (11)          62,500 (11)        43,750 (11)       45,000 (11)              *                 *

-----------

(FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FROM PRIOR PAGE)
---------------------------

*        Less than 1%.

(1) The number of shares indicated in the table reflects the number of shares and shares underlying options, which remain the subject of this prospectus with respect to each of the selling stockholders, as of the date of this prospectus. The footnotes set forth below related to the table indicate certain additional information regarding the beneficial ownership of our common stock, as of the date of this prospectus, by certain of the selling stockholders. Where percentage of beneficial ownership of a selling stockholder is indicated below in the footnotes to the table, beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table: (i) do not beneficially own any shares of common stock other than the shares registered in this prospectus, and (ii) have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the selling stockholders indicated in the table can be reached at our principal offices. Percentage of ownership is based on 38,196,321 shares of common stock outstanding as of March 31, 2004.

(2) Assumes the exercise in full of any option and the sale of all of the shares registered for reoffer and sale pursuant to the prospectus.

(3) Includes 31,800 shares and options to purchase up to 98,750 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. DePiano's address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(4) Includes 2,000 shares and options to purchase up to 741,146 shares of common stock. Does not include options to purchase up to 308,854 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus.

(5) Includes 4,000 shares and options to purchase up to 553,333 shares of common stock. Does not include options to purchase up to 266,667 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus.

(6) Includes 1,440 shares and options to purchase 98,438 shares of common stock. Does not include options to purchase up to 201,562 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus.

(7) Includes 28,601 shares of common stock and options to purchase up to 103,750 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. Novak's address is 3050 K Street, NW, Suite 205, Washington, D.C. 20007.

(8) Includes 320,000 shares and warrants to purchase up to 25,000 shares and options to purchase up to 103,750 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. McAtee's address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(9) Includes 25,000 shares, warrants to purchase up to 6,250 shares and options to purchase up to 170,416 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. Navarro's address is 135 East 57th Street, 16th Floor, New York, New York 10022.

(10) Includes 170,000 shares of common stock owned by True North Partners LLC, of which Mr. Charlton may be deemed to be an affiliate, and options to purchase 103,750 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. Charlton's address is 375 Park Avenue, Suite 2309, New York, New York 10152.

(11) Includes 45,000 shares of common stock and options to purchase up to 17,500 shares of common stock. Does not include options to purchase up to 26,250 shares of common stock which may vest more than 60 days after March 31, 2004, but which are being registered in this prospectus. Mr. Dimun's address is 46 Parsonage Hill Road, Short Hills, New Jersey 07078.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         The Commission has expressed its opinion that indemnification of our directors, officers and controlling persons against liabilities arising under the Securities Act, is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by an indemnitee in the successful defense of any such act or proceeding) is asserted by such indemnitee in connection with securities which have been registered by us, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         Jenkens & Gilchrist, LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered in this prospectus for us. As of the date hereof, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Jenkens & Gilchrist, LLP, hold 43,563 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements of PhotoMedex, Inc. as of December 31, 2003 and 2002 and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP ("KPMG"), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG covering the December 31, 2003 and 2002 consolidated financial statements contains an explanatory paragraph that states that the 2001 consolidated financial statements of PotoMedex, Inc. were audited by other auditors who have ceased operations. In addition, it refers to KPMG's audit of the disclosures that were added to revise the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements, and a reclassification to the presentation of the consolidated statement of operations. However, KPMG was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of PhotoMedex, Inc. other than with respect to such disclosures and revision to the presentation of the consolidated statement of operations.

         The consolidated financial statements of PhotoMedex, Inc. as of December 31, 2001 and for the year then ended, incorporated by reference herein and in the registration statement, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on these financial statements in their report dated February 19, 2002.

         On July 31, 2002, at the direction of our Board of Directors and upon the recommendation and approval of our Audit Committee, we dismissed Arthur Andersen LLP ("Andersen") as our principal independent public accountants, and engaged KPMG as our principal independent auditors.

         In connection with the audit for the year ended December 31, 2001, and the subsequent interim period through July 31, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of such disagreements in connection with its reports on our consolidated financial statements for such year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

         The report of Andersen on our consolidated financial statements, as of and for the year ended December 31, 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         We provided Andersen with the foregoing disclosures and requested Andersen to furnish a letter addressed to the Securities and Exchange Commission, stating whether it agreed with the above statements. Although we have received no information from Andersen that Andersen has a basis for disagreement with such statements, we have been unable to obtain such a letter from Andersen principally due to the fact that the personnel at Andersen (including the engagement partner and manager) primarily responsible for auditing our financial statements have left Andersen.

         Andersen has not consented to the inclusion of its report in the registration statement related to this prospectus, and we have dispensed with the requirement to file its consent with the registration statement, as otherwise required by Section 7 of the Securities Act, in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of its report in the registration statement, you bear the risk that you will not be able to recover against Andersen under Section 11 of the Securities Act with respect to any untrue statements of a material fact contained in the consolidated financial statements audited by Andersen, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         During the year ended December 31, 2001 and through July 31, 2002, neither we nor anyone on our behalf consulted KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events, as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

         We had engaged Andersen as our independent public accountants on June 23, 2000. Prior to engaging Andersen, neither we nor anyone on our behalf had consulted Andersen regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements. Inasmuch as no disagreements were reported between us and our former independent public accountants, Andersen was not consulted on any matter that was either the subject of a disagreement or a reportable event.


   -----------------------------------------------------------    ----------------------------------------------------------
   You should rely on the information contained in this                              ___________________
   document or to which we have referred you.  We have not
   authorized anyone to provide you with information that is                             PROSPECTUS
   different.  The information in this document may only be                          ___________________
   accurate on the date of this document.  This document may
   be used only where it is legal to sell these securities.                           PHOTOMEDEX, INC.

                       TABLE OF CONTENTS                                              4,622,000 SHARES
                                      Page

   THE COMPANY...........................................3
   RISK FACTORS..........................................5
   WHERE YOU CAN FIND MORE INFORMATION..................15
   PLAN OF DISTRIBUTION.................................16
   SELLING STOCKHOLDERS.................................19
   DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES.............................
   LEGAL MATTERS........................................21
   EXPERTS..............................................21

                                                                                        COMMON STOCK




                                                                                  -------------------------

                                                                                         PROSPECTUS
                                                                                  -------------------------




                                                                                        APRIL 2, 2004


   -----------------------------------------------------------    ----------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         The information required by Part I is included in documents to be sent or given to the participants.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Upon written or oral request, PhotoMedex, Inc., a Delaware corporation (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to PhotoMedex, Inc., Attention: Davis Woodward, Corporate Counsel, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Our telephone number is (215) 619-3600.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  INCORPORATION OF DOCUMENTS BY REFERENCE.

         Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus, but before the end of this offering, will be deemed to be incorporated by reference.

         The Commission allows us to incorporate by reference information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below, which we have previously filed with the Commission. These documents contain important information about us, our business and our finances:

         o Annual Report on Form 10-K for the year ended December 31, 2003.

         o The description of our common stock contained in our registration statements filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

         If you request, either orally or in writing, we will provide to you a copy of any or all documents which are incorporated by reference. We will provide these documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to: PhotoMedex, Inc., Attn:
Davis Woodward, Corporate Counsel, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Jenkens & Gilchrist, LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered in this prospectus for us. As of the date hereof, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Jenkens & Gilchrist, LLP, hold 43,563 shares of our common stock.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our Certificate of Incorporation generally provides for the maximum indemnification of a corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. The corporation, unless ordered by a court or advanced pursuant to this section, must make any indemnification under this section, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Further, we may enter into agreements of indemnification with our directors to provide for indemnification to the fullest extent permitted under Delaware law.

ITEM 8   EXHIBITS

         4.1      Amended and Restated 2000 Stock Option Plan (1)

         4.2      Amended and Restated 2000 Non-Employee Director Stock
                  Option Plan (1)

         5.1      Opinion of Jenkens & Gilchrist, LLP

         23.1     Consent of KPMG LLP

         23.2     Consent of Jenkens & Gilchrist, LLP (included in
                  Exhibit 5.1 hereto)

         24.1 Power of Attorney (included on signature page of this Registration Statement)
-----------

         (1) Filed as part of our Registration Statement on Form S-4, as filed with the Commission on October 18, 2002, and as amended

ITEM 9   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by Section 10(a)
(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on March 31, 2004.

                                      PHOTOMEDEX, INC.


                                      By: /s/  Jeffrey F. O'Donnell
                                         ---------------------------------------
                                          Jeffrey F. O'Donnell
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey F. O'Donnell and Dennis M. McGrath, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on the dates indicated.

                SIGNATURE                           CAPACITY IN WHICH SIGNED                        DATE
                ---------                           ------------------------                        ----
     /s/ Richard J. DePiano                Chairman of the Board of Directors                  March 31, 2004
---------------------------
Richard J. DePiano

     /s/ Jeffrey F. O'Donnell              President, Chief Executive Officer and              March 31, 2004
----------------------------------------
Jeffrey F. O'Donnell                       Director

     /s/ Dennis M. McGrath                 Chief Financial Officer (Principal                  March 31, 2004
----------------------------------------
Dennis M. McGrath                          Accounting Officer)

     /s/ Alan R. Novak                     Director*+                                          March 31, 2004
----------------------------------------
Alan R. Novak

     /s/ John J. McAtee, Jr.               Director*+                                          March 31, 2004
----------------------------------------
John J. McAtee, Jr.

     /s/ Samuel E. Navarro                 Director                                            March 31, 2004
----------------------------------------
Samuel E. Navarro

     /s/ Anthony J. Dimun                  Director*+                                          March 31, 2004
----------------------------------------
Anthony J. Dimun

     /s/ Warwick Alex Charlton             Director                                            March 31, 2004
----------------------------------------
Warwick Alex Charlton

         * The persons indicated are members of the Registrant's Compensation Committee which, subject to review by the full Board of Directors of the Registrant, administers the 2000 Stock Option Plan, and are signing this Registration Statement in such capacity.

         + The persons indicated are members of the Registrant's Nominations and Corporate Governance Committee which administers the 2000 Non-Employee Director Stock Option Plan, and are signing this Registration Statement in such capacity.